                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6 (e) (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                  HASBRO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
      (Name of Person (s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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                                       1

                                  HASBRO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------
TIME:
     10:00 a.m. local time

DATE:
     Wednesday, May 15, 2002

PLACE:
     Hasbro's Offices
     1027 Newport Avenue
     Pawtucket, RI 02862

PURPOSE:

     - Elect four directors to terms expiring in 2005.

     - Consider and vote upon a shareholder proposal entitled "Repeal Classified Board".

     - Consider and vote upon a shareholder proposal entitled "Hasbro-Global Human Rights Standards".

     - Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

OTHER IMPORTANT INFORMATION:

     - Hasbro's Board of Directors recommends that you vote your shares "FOR" each of the nominees for director and "AGAINST" the "Repeal Classified Board" and "Hasbro-Global Human Rights Standards" resolutions.

     - Shareholders of record of Hasbro common stock at the close of business on March 22, 2002 may vote at the meeting.

     - You are cordially invited to attend the meeting to vote your shares in person. If you are not able to do so, you may vote by Internet, by telephone or by mail. See the enclosed proxy card and proxy statement for specific instructions. PLEASE VOTE YOUR SHARES.

                                          By Order of the Board of Directors

                                          Barry Nagler
                                          Secretary

Dated: April 4, 2002

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862
                            ------------------------

                                PROXY STATEMENT
                      2002 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 2002
                            ------------------------

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:  WHY AM I RECEIVING THESE MATERIALS?

A: The Board of Directors (the "Board") of Hasbro, Inc. (sometimes referred to as the "Company" or "Hasbro") is sending these proxy materials to you on or about April 4, 2002 in connection with Hasbro's annual meeting of shareholders which will take place on May 15, 2002 at Hasbro's offices, 1027 Newport Avenue, Pawtucket, RI 02862. The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2001 Annual Report is also enclosed.

Q:  WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

A:  There are three proposals scheduled to be voted on at the meeting:

     - The election of directors.

     - A shareholder proposal entitled "Repeal Classified Board".

     - A shareholder proposal entitled "Hasbro-Global Human Rights Standards".

Q:  WHAT SHARES OWNED BY ME CAN BE VOTED?

A: All shares owned by you as of March 22, 2002, the Record Date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through Hasbro's Dividend Reinvestment and Cash Stock Purchase Program and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q: WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A: Most Hasbro shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

     If your shares are registered directly in your name with Hasbro's Transfer Agent, EquiServe Trust Company, N.A. ("EquiServe"), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by EquiServe on behalf of Hasbro. As the shareholder of record, you have the right to grant your voting proxy directly to Hasbro or to vote in person at the meeting. Hasbro has enclosed a proxy card for you to use.

BENEFICIAL OWNER

     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to them so that you receive a legal proxy to present at the meeting.

Q:  HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A: Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Shares beneficially owned may be voted by you if you receive and present at the meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:  HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

A: Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

     BY INTERNET -- If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card.

     BY TELEPHONE -- You may submit your proxy by following the "Vote by Telephone" instructions on the proxy card.

     BY MAIL -- You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States.

Q:  HOW ARE VOTES COUNTED?

A: Each share of Common Stock entitles its holder to one vote on all matters to come before the meeting, including the election of directors. In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For the other proposals, you may vote "FOR", "AGAINST" or "ABSTAIN". If you "ABSTAIN", it has the same effect as a vote "AGAINST". If you sign your proxy card or broker voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:  CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Secretary of the Company or by attending the meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:  WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION
CARD?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:  HOW CAN I ATTEND THE MEETING?

A: You may attend the meeting if you are listed as a shareholder of record as of March 22, 2002 and bring proof of identification. If you hold your shares through a broker or other nominee, you will need to provide proof of ownership by bringing either a copy of a brokerage statement showing your share ownership as of March 22, 2002 or a legal proxy if you wish to vote your shares in person at the meeting. In addition to the items mentioned above, you should bring proof of identification.

Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A: We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2002.

Q:  WHAT IS THE QUORUM FOR THE MEETING?

A: Holders of record (the "Shareholders") of the common stock, par value $.50 per share, of the Company (the "Common Stock") on March 22, 2002 are entitled to vote at the meeting or any adjournments thereof. As of that date there were 173,067,819 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting.

Q:  HOW DO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN VOTE THEIR SHARES?

A: If your account in the Retirement Savings Plan has units of the Hasbro Stock Fund, the accompanying proxy card indicates the number of shares of Common Stock beneficially owed by you under the symbol "401". When a participant proxy card is returned properly signed and completed, Fidelity Management Trust Company (the "Trustee") will vote the participant's shares in the manner directed by the participant. If the participant makes no directions, the Trustee will not vote the shares.

Q: WHAT HAPPENS IF I HAVE CONSENTED TO ELECTRONIC DELIVERY OF THE PROXY STATEMENT AND OTHER ANNUAL MEETING MATERIALS?

A: If you have consented to electronic delivery of the annual meeting materials you will receive an email notice with instructions on how to access the proxy statement and annual report on the Company's website, or in the case of the proxy card, on EquiServe's website. The notice will also inform you how to vote your proxy over the Internet. You will receive this email notice at the time paper copies of the annual meeting materials are mailed to nonconsenting shareholders. Even if you have consented to electronic delivery of the annual meeting materials, you may still receive a paper copy of the notice of the annual meeting. Your consent to receive the annual meeting materials electronically will remain in effect until you specify otherwise.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     Four directors are to be elected at the annual meeting to terms expiring in 2005. The Board has recommended as nominees for election as directors the first four persons named in the table below. All of the nominees except Basil L. Anderson are currently directors of the Company. Sylvia K. Hassenfeld and Norma
T. Pace, whose terms as directors expire at this annual meeting, are retiring and are not standing for re-election. The shareholders are not being asked to elect a fifth director to the class of directors being elected at the annual meeting. The proxies cannot be voted for more than four directors at the annual meeting. Following the annual meeting the Board plans to reduce the total number of directors from fourteen to thirteen. The Board is divided into three classes. The terms of the nine remaining directors expire in 2003 and 2004. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such proxy will be voted for the election, in his place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee named below will be unable to serve as a director.

     The following tables set forth as to each nominee and as to each incumbent director whose term of office extends to 2003 and 2004 and who is, therefore, not a nominee for election as a director at this annual meeting: (i) his or her age; (ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years; (iv) other directorships of publicly held companies or investment companies; and (v) period of service as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

                                                   POSITIONS WITH COMPANY,          HAS BEEN
                                                  PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS             SINCE       EXPIRES
----                                   ---        ------------------------         ----------    -------
Nominees for Terms Expiring in 2005

Basil L. Anderson....................  57     Vice Chairman, Staples, Inc.         Nominee          *
                                              (operates a chain of office
                                              supply stores) since 2001. Prior
                                              thereto, Executive Vice
                                              President-Finance and Chief
                                              Financial Officer of Campbell
                                              Soup Company since 1996.
                                              Director, Staples, Inc.
E. Gordon Gee........................  58     Chancellor, Vanderbilt University      1999           *
                                              since 2000. Prior thereto,
                                              President, Brown University from
                                              1998 to 2000. Prior thereto,
                                              President, The Ohio State
                                              University. Director, Allmerica
                                              Financial Inc., Dollar General,
                                              Inc., Intimate Brands Inc., The
                                              Limited, Inc. and Massey Energy,
                                              Inc.
E. John Rosenwald, Jr................  71     Vice Chairman, Bear, Stearns &         1983           *
                                              Co. Inc. (investment bankers)
                                              since 1997. Prior thereto, Vice
                                              Chairman, The Bear Stearns
                                              Companies, Inc. Director, Bear,
                                              Stearns & Co. Inc.

---------------

* Nominee

                                                   POSITIONS WITH COMPANY,          HAS BEEN
                                                  PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS             SINCE       EXPIRES
----                                   ---        ------------------------         ----------    -------
Eli J. Segal.........................  59     Chairman of the Board,                 2001           *
                                              SchoolSports, Inc. (magazine and
                                              internet content provider) since
                                              2000. Prior thereto, President
                                              and Chief Executive Officer, the
                                              Welfare to Work Partnership
                                              (nonpartisan business
                                              organization) from 1997 to 2000.
                                              Prior thereto, Assistant to the
                                              President of the United States.
                                              Director, Hotel Reservations
                                              Network Inc.

     Vote Required. The vote of a majority of those shares of Common Stock present or represented by proxy at the annual meeting is required to elect directors. Accordingly, an abstention or broker non-vote will in effect constitute a vote against a nominee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE (PROPOSAL NO. 1).

                                                   POSITIONS WITH COMPANY,           HAS BEEN
                                                   PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS              SINCE       EXPIRES
----                                   ---         ------------------------         ----------    -------
Directors Whose Terms Expire in 2003 and 2004

Alan R. Batkin.......................  57     Vice Chairman, Kissinger                 1992        2004
                                              Associates, Inc. (geopolitical
                                              strategic consulting firm) since
                                              1990. Director, Diamond Offshore
                                              Drilling, Inc., Overseas
                                              Shipholding Group, Inc. and
                                              Schweitzer-Mauduit International,
                                              Inc.
Frank J. Biondi, Jr..................  58     Senior Managing Director,                2002        2003
                                              WaterView Advisors LLC (private
                                              equity fund specializing in media)
                                              since 1999. Prior thereto,
                                              Chairman and Chief Executive
                                              Officer of Universal Studios (a
                                              major film, TV, and recorded music
                                              company) from 1996 through 1998.
                                              Prior thereto, Chief Executive
                                              Officer of Viacom, Inc.
                                              (diversified entertainment
                                              company) from 1987 to 1996.
                                              Director, Amgen, Inc., The Bank of
                                              New York and Vail Resorts, Inc.
Harold P. Gordon.....................  64     Vice Chairman since 1995.                1988        2003
                                              Director, Alliance Atlantis
                                              Communications Corporation, Dundee
                                              Bancorp Inc., G.T.C.
                                              Transcontinental Group Ltd. and
                                              Sonomax Hearing Healthcare Inc.
Alan G. Hassenfeld...................  53     Chairman of the Board and Chief          1978        2003
                                              Executive Officer since 1999.
                                              Prior thereto, Chairman of the
                                              Board, President and Chief
                                              Executive Officer.

                                                   POSITIONS WITH COMPANY,           HAS BEEN
                                                   PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS              SINCE       EXPIRES
----                                   ---         ------------------------         ----------    -------
Claudine B. Malone...................  65     President and Chief Executive            2001        2004
                                              Officer, Financial and Management
                                              Consulting, Inc. (consulting firm)
                                              since 1984. Director, LaFarge
                                              North America, Lowe's Companies,
                                              Inc. and Science Applications
                                              International Corporation. Ms.
                                              Malone previously served as a
                                              Director of Hasbro from 1992 to
                                              1999.
Carl Spielvogel......................  73     Chairman and Chief Executive             1992        2004
                                              Officer, Carl Spielvogel
                                              Associates, Inc. (international
                                              finance and marketing) since 2001.
                                              Prior thereto, U.S. Ambassador to
                                              the Slovak Republic from late 2000
                                              to 2001, during which time Mr.
                                              Spielvogel took a leave of absence
                                              from the Board, returning to the
                                              Board in April of 2001. Prior
                                              thereto, Chairman and Chief
                                              Executive Officer, Carl Spielvogel
                                              Associates, Inc. from 1997 to
                                              2000. Prior thereto, Chairman of
                                              the Board and Chief Executive
                                              Officer, United Auto Group, Inc.
                                              (operator of multiple-franchise
                                              auto dealerships). Director,
                                              Barney's New York, Inc., Data
                                              Broadcasting Corporation and
                                              Interactive Data, Inc.
Paula Stern..........................  57     President, The Stern Group, Inc.         2002        2003
                                              (international economic and trade
                                              consulting) since 1988. Alkire
                                              Chair in International Business,
                                              Hamline University, from 1994 to
                                              2000. Former Chairwoman and
                                              Commissioner of U.S. International
                                              Trade Commission from 1978 to
                                              1987. Director, Avon Products,
                                              Inc. and Neiman Marcus Group.
Preston Robert Tisch.................  75     Co-Chairman of the Board, Loews          1988        2003
                                              Corporation (holding company with
                                              interests in areas such as
                                              insurance, hotels and offshore oil
                                              and gas drilling) since 1999.
                                              Prior thereto, Co-Chairman and
                                              Co-Chief Executive Officer, Loews
                                              Corporation. Director, Bulova
                                              Watch Company, Inc., CNA Financial
                                              Corporation and Loews Corporation.

                                                   POSITIONS WITH COMPANY,           HAS BEEN
                                                   PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS              SINCE       EXPIRES
----                                   ---         ------------------------         ----------    -------
Alfred J. Verrecchia.................  59     President and Chief Operating            1992        2004
                                              Officer since 2001. Prior thereto,
                                              President, Chief Operating Officer
                                              and Chief Financial Officer from
                                              2000 to 2001. Prior thereto,
                                              Executive Vice President, Global
                                              Operations and Chief Financial
                                              Officer from 1999 to 2000. Prior
                                              thereto, Executive Vice President,
                                              Global Operations and Development
                                              during 1999. Prior thereto,
                                              Executive Vice President and
                                              President, Global Operations from
                                              1996 to 1999. Prior thereto, Chief
                                              Operating Officer, Domestic Toy
                                              Operations. Director, Old Stone
                                              Corporation and Factory Mutual
                                              Insurance Company.

                                     * * *

     Sylvia K. Hassenfeld, a retiring director, is the mother of Alan G. Hassenfeld.

     Those directors who are also executive officers of the Company serve as officers and directors of the Company's various subsidiaries at the request and convenience of the Company.

     During 2001, the Board held six meetings. All directors attended at least 75% of the aggregate of (i) the Board meetings held during their tenure as directors during 2001 and (ii) the meetings of any committees held during their tenure as members of such committees during 2001.

     The Executive Committee of the Board, which currently consists of Alan R. Batkin, Alan G. Hassenfeld (Chair), Norma T. Pace, E. John Rosenwald, Jr. and Carl Spielvogel, met one time in 2001. The Executive Committee is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to amendment of the Articles of Incorporation or By-laws of the Company, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The Executive Committee also performs such functions as are assigned to it by the Board from time to time.

     The Nominating and Governance Committee of the Board, which currently consists of Sylvia K. Hassenfeld (Chair), Claudine B. Malone, Eli J. Segal and Preston Robert Tisch, met three times in 2001. The Nominating and Governance Committee makes recommendations for possible additions to the Board and regarding the governance of the Board and the committees thereof. The Nominating and Governance Committee has neither the authority nor the procedures to consider nominees recommended by shareholders. The By-laws provide that shareholders may nominate directors at an annual meeting by giving notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the one-year anniversary date of the immediately preceding annual meeting and providing specified information regarding the proposed nominee and each shareholder proposing such nomination.

     The Audit Committee of the Board, which currently consists of Alan R. Batkin, E. Gordon Gee, Claudine B. Malone (Chair) and Norma T. Pace, held eleven meetings in 2001. The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, the financial reports provided by the Company, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. The current Audit Committee Charter is set forth as Appendix A to this Proxy Statement.

     The Compensation and Stock Option Committee of the Board, which currently consists of Alan R. Batkin, Norma T. Pace, Eli J. Segal, and Carl Spielvogel (Chair), held four meetings in 2001. The Compensation and Stock Option Committee has been delegated responsibility for all employee compensation and benefit plans, is authorized to make grants and awards under the Company's employee stock option plans and administers the non-employee director compensation plans.

COMPENSATION OF DIRECTORS

     Members of the Board who are not otherwise employed by the Company ("Non-employee Directors") receive a retainer of $35,000 per year and the Chairs of the Audit Committee, the Compensation and Stock Option Committee and the Nominating and Governance Committee each receive an additional retainer of $4,000 per year. Non-employee Directors receive a fee of $1,000 per Board or committee meeting attended. Action by written consent is not considered attendance at a meeting for purposes of fees to directors.

     Pursuant to the Deferred Compensation Plan for Non-employee Directors (the "Deferred Plan"), which is unfunded, Non-employee Directors must defer a minimum of 20% of the annual Board retainer fee into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each Non-employee Director's stock unit account as of the end of the quarter in which the dividend was paid. Non-employee Directors may defer the remainder of their retainer and/or meeting fees into the stock unit account or an interest account, which bears interest at the five-year Treasury rate. The Company makes a deemed matching contribution to the stock unit account equal to 10% of the amount deferred, with one-half of such Company contribution vesting on December 31 of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31, provided the participant is a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

     Under the Hasbro, Inc. Retirement Plan for Directors (the "Retirement Plan"), which is unfunded, each Non-employee Director (who is not otherwise eligible for benefits under the Company's Pension Plan) who has attained the age of sixty-five and completed five years of service on the Board is entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director's seventy-second birthday, the annual benefit will continue for the life of the director. If a director retires between the ages of sixty-five and seventy-two, the number of annual payments will not exceed the retired director's years of service. Upon a Change of Control, as defined in the Retirement Plan, directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

     Under the Stock Option Plan for Non-employee Directors (the "Director Plan"), approved by shareholders on May 11, 1994, each Non-employee Director then in office received on May 11, 1994, each Non-employee Director who joined the Board after May 11, 1994 received upon becoming a director, and any new Non-employee Director will receive upon becoming a director, a one-time grant of a nonqualified, nontransferable ten year option to purchase 11,250 shares of Common Stock at 110% of the fair market value per share of Common Stock on the date of grant. The options become exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant, except that exercisability will be accelerated upon a participant ceasing to be a member of the Board because of permanent disability, death, retirement at or after age seventy-two or after a Change of Control, as defined in the Director Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's wholly owned subsidiary, Hasbro Canada Corporation ("Hasbro Canada"), leases its manufacturing and warehouse facilities from Central Toy Manufacturing Inc. ("CTM"), a real estate corporation which is 25% owned by the estate of Merrill Hassenfeld, a former Chief Executive Officer and director of the Company. Sylvia K. Hassenfeld, a director of the Company, is executrix and a beneficiary of the estate of Merrill Hassenfeld. Total rent paid by Hasbro Canada to CTM for the leases of offices and warehouse facilities in 2001 was approximately $589,000 Canadian (approximately $373,000 U.S.). During 2000, the leases were renewed for a three year term ending on January 31, 2004 at rentals of approximately $579,000, $589,000 and $599,000 Canadian for the three years, respectively. In management's opinion, these leases are on terms at least as favorable as would otherwise presently be obtainable from unrelated parties. Hasbro Canada has the option to renew for two additional three-year terms at fair market rental. If the parties cannot agree, the fair market rental would be determined by appraisal. Hasbro Canada has a right of first refusal to purchase the premises unless it indicates its intention not to renew the leases. The premises are subject to a first mortgage held by a financial institution securing a loan to CTM with a balance at March 12, 2002 of approximately $147,590 Canadian, with a due date of July 1, 2002. The leases provide that, until January 31, 2003, should such loan not be renewed, extended or replaced, Hasbro Canada would advance on behalf of the shareholders of CTM, other than the estate of Merrill Hassenfeld, the amount necessary to pay off 75% of the loan and 75% of all operating expenses until sale or lease of the premises or refinancing of the loan. CTM would be obligated to repay the advance no later than January 31, 2003, which would be secured by a first mortgage on the premises but would be nonrecourse individually to such shareholders. CTM agreed that all cash flow from the premises (including sale, lease and refinancing) will be used to pay the then existing loan and any Hasbro Canada advances. It is anticipated that the existing CTM loan will be fully paid at maturity on July 1, 2002 and therefore that Hasbro Canada will not be called upon to make any advances.

     Bear, Stearns & Co. Inc. provides investment banking and related services to the Company. In 2001, these services included repurchasing, on behalf of the Company, approximately $250 million in outstanding principal amount of the Company's long-term debt using proceeds from the Company's offering of 2.75% convertible senior debentures and cash on hand. E. John Rosenwald, Jr., a director of the Company, is a director and Vice Chairman of Bear, Stearns & Co., Inc.

     Lucas Licensing Ltd. ("Licensing") and Lucasfilm Ltd. ("Film") own in the aggregate 15,750,000 exercisable warrants to purchase Common Stock which were obtained in arms-length negotiations with the Company in connection with the Company's obtaining of certain rights. The Common Stock subject to such warrants would, if all warrants were fully exercised, constitute approximately 8.3% of the Company's outstanding shares. Accordingly, under SEC Rule 13d-3, George W. Lucas, Jr., as owner, director and an officer of Film and Licensing, may be deemed to own approximately 8.3% of the Company's outstanding shares. See "Voting Securities and Principal Holders" thereof. Since the beginning of fiscal 2001, the Company paid an aggregate of approximately $6.2 million in royalties to Licensing pursuant to license agreements entered into at arms length in the ordinary course of business.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
                     AMONG HASBRO, S&P 500 AND RUSSELL 1000
                   CONSUMER DISCRETIONARY ECONOMIC SECTOR(1)

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company's Common Stock, the S&P 500 Index and the Russell 1000 Consumer Discretionary Economic Sector, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

                              [PERFORMANCE GRAPH]

   ----------------------------------------------------------------------------------------------
                                   1996       1997       1998       1999       2000       2001
   ----------------------------------------------------------------------------------------------
    Hasbro                         $100       $122       $134       $110       $ 66       $103
    S&P 500                        $100       $123       $161       $192       $172       $152
    Russell 1000 Consumer
    Discretionary Economic
    Sector                         $100       $131       $175       $228       $162       $168

---------------
(1) While the information for Hasbro and S&P is as of the last trading day in Hasbro's fiscal year, the data for the Russell Sector is as of the last trading day in the calendar year.

                                 REPORT OF THE
                    COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

2001 COMPENSATION POLICIES WITH RESPECT TO EXECUTIVE OFFICERS

     The general goal of the Compensation and Stock Option Committee (the "Committee") with respect to the compensation of executive officers (including those named in the summary compensation table that follows) is that the Company provide competitive compensation and benefits that:

     - attract and retain capable executives who are important to the success of the Company,

     - reward them for performance,

     - provide them with a strong incentive to increase shareholder value, and

     - accomplish the foregoing in as fair, understandable and cost-effective a manner as possible.

     The Committee is composed solely of persons who are both "Non-Employee Directors," as defined in Rule 16b-3 of the rules and regulations of the Securities and Exchange Commission, and "outside directors", as defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     Executive compensation during 2001 included base salary, annual management incentive bonuses and stock options. On occasion, restricted stock is also used as a reward and retention mechanism, but no restricted stock grants were made to executive officers in 2001. In authorizing and approving cash compensation and equity awards for executive officers (other than the Chief Executive Officer), the Committee relies upon the recommendations of the Chief Executive Officer and considers available market information.

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held, the experience of the individual and the competitive marketplace for comparable executive talent. Subsequent yearly adjustments are made only in the event of changes in duties and responsibilities or lack of competitiveness with prevailing market conditions. Base salaries are generally targeted to correspond with approximately the 75th percentile of salaries paid by other consumer non-durable products companies surveyed in Hewitt Executive Total Compensation Measurement, prepared by Hewitt Associates, LLP and Towers Perrin's 2001 Executive Compensation Databank, whose participants partially overlap with the companies included in the Russell 1000 Consumer Discretionary Economic Sector (the "Russell Sector") set forth in the preceding stock performance graph. Except in cases of changes in responsibility or adjustments to bring salaries in line with market conditions, there were no increases in base salaries of senior management in 2001.

     Approximately 1,330 employees, including certain executive officers, were awarded management incentive bonuses with respect to fiscal 2001. Corporate and business unit performance objectives were established at the beginning of the year. Except with respect to the Chief Executive Officer and the President and Chief Operating Officer, corporate performance was measured with a combination of four performance criteria and targets for each such criterion. The four corporate performance criteria were earnings per share, net revenues, return on invested capital and cash as a percentage of net revenue. Business unit objectives were based on pre-tax profits and revenues for such unit. Corporate and business unit performance objectives were determined on the basis of a budget review carried out by senior management with respect to each business unit which forms the basis for the operating plan prepared by senior management and approved by the Board in February of each year.

     The bonus eligibility of the Company's Chief Executive Officer, Mr. Hassenfeld, and the Company's President and Chief Operating Officer, Mr. Verrecchia, was determined pursuant to the Company's 1999 Senior Management Annual Performance Plan (the "Annual Performance Plan"). Under the Annual Performance Plan, the Committee designates a "Net Earnings" (as defined in the Annual Performance Plan) performance goal for the Company for the year, which is based on the operating plan approved by the Board in February of that year. Mr. Verrecchia's target bonus under the Annual Performance Plan was 65% of base salary. Mr. Verrecchia received no bonus pursuant to the Annual Performance Plan for 2001 because less than 80% of the Net Earnings target was met during the year. With respect to executive officers below the President and Chief Operating Officer level, target bonuses in 2001 ranged from 45% to 60% of base salary. The management incentive bonuses for executive officers deemed to have corporate-wide responsibility were generally based 100% on corporate performance. The management incentive bonuses for those individuals deemed to have business unit responsibility (which include Messrs. Goldner and Wilson), were generally weighted 40% for corporate performance and 60% for business unit performance. In all cases, the bonuses earned could be subject to adjustment downward to as low as 0% and upward by a factor of up to an additional 50%, based on individual performance against specified management objectives. In fiscal 2001, corporate performance met the percentage of target performance that would yield a partial, but not full, target bonus. Certain business units exceeded their performance criteria, while others either partially satisfied their criteria to generate a partial bonus, or failed to achieve a percentage of target performance sufficient to earn any bonus for business unit performance. In all cases, the bonuses for corporate and business unit performance were reviewed by the Committee and adjusted to reflect the individual performance of the executive in question.

     In 2001, non-qualified stock options were granted to executive officers pursuant to the Company's employee stock option plans. The Committee granted individual options to executive officers in order to provide an incentive to motivate and retain those individuals who are important to the Company's future success. Stock options are designed to align the interests of executives with those of shareholders, since the executives can only benefit from the options if there is price appreciation in the Common Stock after the date of grant. Stock options granted under this program, which included options granted to executive officers in 2001, generally vest annually over the three-year period following the date of grant. All stock options granted in 2001 had an exercise price equal to at least the fair market value of the Common Stock on the date of grant. The number of stock options previously awarded and outstanding for each executive officer was reviewed and considered by the Committee in determining the size of any executive's stock option award, which was allocated on the basis of individual potential, responsibility and performance.

     In March 2000, subject to shareholder approval of required amendments to the Company's Stock Incentive Performance Plan, which approval was obtained in May 2000, the Committee established a long term incentive program (the "LTIP") for selected members of senior management, including certain executive officers, pursuant to which awards of restricted stock could be made, contingent upon the achievement of specified financial performance goals. Based on the financial performance of the Company, no restricted stock awards were made pursuant to the LTIP during 2001.

2001 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As set forth in the accompanying tables, Mr. Hassenfeld's salary of $1,005,900 for 2001 represented no increase from his 2000 salary. He received no management incentive bonus with respect to 2001 because less than 80% of the "Net Earnings" target was met under the Annual Performance Plan. In 2001 he was granted options (with three year vesting) to purchase 200,000 shares of Common Stock, 100,000 of which were at the market price as of the date of grant, and 100,000 of which were granted at 120% of that market price. All compensation decisions regarding Mr. Hassenfeld were made by the Committee, without the participation of Mr. Hassenfeld or other executive officers of the Company. The Committee believes that the options granted in 2001 were appropriate incentives to Mr. Hassenfeld to improve the Company's future performance.

     Carl Spielvogel (Chair), Alan R. Batkin, Norma T. Pace and Eli J. Segal as members of the Compensation and Stock Option Committee of the Board of Directors as of 2001 fiscal year end.

                             EXECUTIVE COMPENSATION

     The following table summarizes compensation paid by the Company for services rendered during 2001, 2000 and 1999 by the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company in 2001 other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                              ----------------------------------------------   -----------------------------------------
                                                                  OTHER        RESTRICTED   SECURITIES
NAME AND                                                         ANNUAL          STOCK      UNDERLYING      ALL OTHER
PRINCIPAL POSITION            YEAR   SALARY(a)    BONUS(a)   COMPENSATION(b)   AWARDS(c)    OPTIONS(d)   COMPENSATION(e)
------------------            ----   ----------   --------   ---------------   ----------   ----------   ---------------
Alan G. Hassenfeld..........  2001   $1,005,900   $     --      $ 32,945        $     --     200,000         $63,581
Chairman of the Board         2000    1,005,900         --        33,635              --      70,000          90,760
and Chief Executive Officer   1999    1,005,900    452,990        33,488              --     315,000          62,115

Alfred J. Verrecchia........  2001      763,277         --        12,394              --     175,000          48,333
President and Chief           2000      665,201         --        12,964         300,000      60,000          82,168
Operating Officer(f)          1999      665,201    662,000        14,613              --     217,500          41,552

Brian Goldner...............  2001      532,134    400,000       517,618              --     100,000          46,928
President, U.S. Toys(g)       2000      384,615    500,000       125,626         972,187     150,000              --

Harold P. Gordon............  2001      583,100    209,916        27,466              --          --          38,616
Vice Chairman                 2000      583,100    250,000        26,879              --      50,000          12,507
                              1999      583,100    320,000        27,272              --     200,000          38,244

E. David Wilson.............  2001      541,828    375,000         3,681              --     100,000          47,416
President, Games(h)           2000      519,200    248,437         4,698         150,000      50,000          46,381
                              1999      505,034    255,000         3,268              --     152,500          27,124

---------------
(a) Includes amounts deferred pursuant to the Company's Retirement Savings Plan and Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Represents, in the case of Mr. Gordon's 2000 bonus, a special award made during 2000. Represents sign on and guaranteed bonuses paid to Mr. Goldner as required by his employment agreement. See "Change of Control and Employment Agreements" below. Mr. Goldner joined the Company during 2000.

(b) Includes the following amounts which were included in 2001 taxable income for each named individual in connection with a program whereby a leased automobile, or an automobile allowance, is provided to the executive by the
    Company: $7,945 for Mr. Hassenfeld, $9,794 for Mr. Verrecchia, $860 for Mr. Goldner, $5,666 for Mr. Gordon, and $2,781 for Mr. Wilson. Includes the following amounts paid by the Company and included in 2001 taxable income in connection with a program whereby certain financial planning and tax preparation services are provided to the individual and paid for by the
    Company: $25,000 for Mr. Hassenfeld, $2,600 for Mr. Verrecchia, $21,800 for Mr. Gordon and $900 for Mr. Wilson. Also includes $516,758 of relocation expenses reimbursed by the Company to Mr. Goldner in 2001.

    Includes the following amounts which were included in 2000 and 1999 taxable income for each named individual in connection with a program whereby a leased automobile, or an automobile allowance, is provided to the executive by the Company: $8,635 for Mr. Hassenfeld, $10,464 for Mr. Verrecchia, $7,740 for Mr. Goldner, $7,879 for Mr. Gordon and $3,798 for Mr. Wilson for 2000; and $8,488 for Mr. Hassenfeld, $11,363 for Mr. Verrecchia, $6,372 for Mr. Gordon and $2,253 for Mr. Wilson for 1999. Includes the following amounts paid by the Company and included in 2000 and 1999 taxable income whereby certain financial planning and tax preparation services are provided to the individual and paid for by the Company: $25,000 for Mr. Hassenfeld, $2,500 for Mr. Verrecchia, $19,000 for Mr. Gordon and $900 for Mr. Wilson for 2000; and $25,000 for Mr. Hassenfeld, $3,250 for Mr. Verrecchia, $20,900 for Mr. Gordon and $1,015 for Mr. Wilson for 1999. Also includes 2000 moving expenses of $117,886 for Mr. Goldner.

    Does not include other personal benefits that do not in the aggregate exceed $50,000 in any year for any individual.

(c) Generally, restricted stock vests three years after grant if the employee is still employed by the Company on that date. In the case of Messrs. Verrecchia and Wilson, the restricted stock awards were made in the form of deferred restricted stock units, whereby the restricted shares are deemed to be held in a deferred compensation account under the Company's Employee Non-Qualified Stock Plan. The equivalent of cash dividends on said units are deemed to be paid to the employee's account under the Deferred Compensation Plan. To the extent that delivery of the actual shares to the employee after vesting would constitute income as to which the Company would be denied a deduction under Section 162(m) of the Internal Revenue Code, as amended (the "Code") the affected number of units will continue to be deemed to be held in the employee's deferred compensation account. Actual shares of restricted stock issued to employees have ordinary dividend and voting rights, while the holders of deferred restricted stock units have no voting rights with respect to the shares of Common Stock deemed represented by such units. The number and market value of restricted stock held by the applicable individuals named above at December 30, 2001 (based upon the closing stock price of $16.50 on December 28, 2001) were: Mr. Verrecchia, 20,000 and $330,000; Mr. Goldner, 61,000 and $1,006,500; and Mr. Wilson, 10,000 and
    $165,000.

(d) All share amounts are adjusted to reflect the 3 for 2 stock split, paid in the form of a 50% stock dividend on March 15, 1999.

(e) Includes the individual's pro-rata share of the Company's matching contribution to the savings account (or for 1999 the Company's contribution to the profit sharing account) of each individual, excluding Mr. Goldner in 2000, under the Company's Retirement Savings Plan which is in part contributed to the individual's account in the Retirement Savings Plan and, to the extent in excess of certain Code maximums, deemed allocated to the individual's account in the Company's unfunded Supplemental Benefit Retirement Plan (the "Supplemental Plan"), which for 2001 amounted to $60,354 for Mr. Hassenfeld, $45,797 for Mr. Verrecchia, $46,928 for Mr. Goldner, $34,986 for Mr. Gordon, and $47,416 for Mr. Wilson, for 2000 amounted to $87,533 for Mr. Hassenfeld, $79,632 for Mr. Verrecchia, $9,207 for Mr. Gordon and $46,381 for Mr. Wilson, and for 1999 amounted to $56,388 for Mr. Hassenfeld, $36,516 for Mr. Verrecchia, $31,724 for Mr. Gordon and $24,625 for Mr. Wilson. Effective January 1, 2000, the profit sharing position of the Retirement Savings Plan was eliminated and the Company match for contributions made by the employee to his or her savings account was increased to 200% of the first 2% of compensation saved and 50% of the next 4% saved. The Company match was previously 25% of the first 6% of compensation saved. Mr. Goldner did not participate in the Retirement Savings Plan in 2000.

    Also includes $3,227, $2,536, and $3,630 in premiums paid by the Company in 2001 for individual life insurance policies for Messrs. Hassenfeld, Verrecchia and Gordon, respectively, $3,227, $2,536 and $3,300 in premiums paid by the Company in 2000 for individual life insurance policies for Messrs. Hassenfeld, Verrecchia and Gordon, respectively, and $3,227, $2,536 and $4,020 in premiums paid by the Company in 1999 for individual life insurance policies for Messrs. Hassenfeld, Verrecchia and Gordon, respectively.

(f) Mr. Verrecchia, formerly Executive Vice President, Global Operations and Chief Financial Officer, was elected President, Chief Operating Officer and Chief Financial Officer in 2000 and President and Chief Operating Officer in 2001.

(g) Mr. Goldner, formerly Senior Vice President and General Manager, U.S. Toys, was elected President, U.S. Toys in 2001. Mr. Goldner joined the Company during 2000.

(h) Mr. Wilson, formerly Senior Vice President and Sector Head, Games, was elected President, Games in 2001.

                                     * * *

     The following table sets forth certain information regarding stock option grants in 2001 to the individuals named above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             GRANT DATE
                                                    INDIVIDUAL GRANTS                         VALUE(a)
                                 -------------------------------------------------------    -------------
                                 NUMBER OF       % OF TOTAL
                                 SECURITIES       OPTIONS
                                 UNDERLYING      GRANTED TO      EXERCISE
                                  OPTIONS        EMPLOYEES       PRICE PER    EXPIRATION     GRANT DATE
NAME                             GRANTED(d)    IN FISCAL YEAR      SHARE         DATE       PRESENT VALUE
----                             ----------    --------------    ---------    ----------    -------------
Alan G. Hassenfeld.............   100,000(b)        2.8           $11.59      4/24/2011       $572,610
                                  100,000(c)        2.8           $13.91      4/24/2011        519,530
Alfred J. Verrecchia...........   100,000(b)        2.8           $11.59      4/24/2011        572,610
                                   75,000(c)        2.1           $13.91      4/24/2011        389,648
Brian Goldner..................   100,000(b)        2.8           $11.59      4/24/2011        572,610
Harold P. Gordon...............        --           N/A              N/A            N/A            N/A
E. David Wilson................   100,000(b)        2.8           $11.59      4/24/2011        572,610

---------------
(a) The Grant Date Present Values were determined using the standard application of the Black-Scholes option pricing methodology using the following weighted average assumptions: volatility 49.39%, dividend yield 1.04% and a risk free interest rate of 5.01% based on the options being outstanding for approximately six years. The Grant Date Present Values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the Grant Date Present Values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, and the extent if any, by which such market value exceeds the exercise price on the date of exercise.

(b) These options are non-qualified, were granted at fair market value on the date of grant, and vest in equal annual installments over three years. All options become fully vested in the event of death, disability or retirement at the optionee's normal retirement date and are exercisable for a period of one year thereafter. An optionee taking early retirement may, under certain circumstances, exercise all or a portion of the options unvested at his or her early retirement date and may exercise such options for three months or such longer period as the Committee may approve. Unless otherwise approved by the Committee in its discretion, upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and are exercisable for a period of three months following termination.

(c) These options were granted at 120% of fair market value on the date of grant, and vest in equal annual installments over three years. All options become fully vested in the event of death, disability or retirement at the optionee's normal retirement date and are exercisable for a period of three years thereafter. Unless otherwise approved by the Committee in its discretion, upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and are exercisable for a period of six months following termination.

(d) All of these awards were granted pursuant to the Stock Incentive Performance Plan. Upon a Change of Control, as defined in the Plan, all options become immediately exercisable and, except as provided in the following sentence, will be canceled in exchange for a cash payment in the amount of the difference between the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control. The Committee has the discretion, in connection with certain Change of Control transactions, to take alternative action such as converting the stock options into those of the resulting corporation or settling them in shares of the stock of the Company or the resulting corporation. Participants may exercise options and satisfy tax withholding liabilities by payments in cash or by delivery of Common

    Stock equal to the exercise price and the tax withholding liability. In addition, participants may instruct the Company to withhold shares issuable upon exercise in satisfaction of tax withholding liability.

                                     * * *

     The following table sets forth as to each of the named individuals: (a) the number of exercisable and unexercisable options held on December 30, 2001, the last day of the 2001 fiscal year; and (b) the value of such options at December 30, 2001 (based on the closing price of $16.50 on December 28, 2001). The number of options set forth below correspond to the number of shares to which they relate. None of the named individuals exercised any options during the 2001 fiscal year.

                         FISCAL YEAR END OPTION VALUES

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS                IN-THE-MONEY OPTIONS
                                                  AT DECEMBER 30, 2001          AT DECEMBER 30, 2001
                                               ---------------------------   ---------------------------
NAME                                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                           -----------   -------------   -----------   -------------
Alan G. Hassenfeld...........................   1,398,000       480,000      $1,595,313      $839,684
Alfred J. Verrecchia.........................   1,011,875       377,000       1,326,750       762,122
Brian Goldner................................      36,667       213,333           9,375       509,750
Harold P. Gordon.............................     595,900       182,500         413,515        64,060
E. David Wilson..............................     384,041       253,334          71,421       555,060

                                    *  *  *

             LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR(a)

                                                         PERFORMANCE OR
                                       NUMBER OF       OTHER PERIOD UNTIL
                                    SHARES, UNITS OR     MATURATION OR
NAME                                  OTHER RIGHTS          PAY OUT         THRESHOLD   TARGET   MAXIMUM
----                                ----------------   ------------------   ---------   ------   -------
Alan G. Hassenfeld................         35,000          2000-2002            0       35,000   70,000
Alfred J. Verrecchia..............         25,000          2000-2002            0       25,000   50,000
Brian Goldner.....................             --                 --           --           --       --
Harold P. Gordon..................         25,000          2000-2002            0       25,000   50,000
E. David Wilson...................         20,000          2000-2002            0       20,000   40,000

---------------

(a) The awards will only deliver a benefit to the employee if certain performance goals are met. Performance goals are based on the Company's revenue growth and growth in earnings per share during the three year period 2000-2002, as modified by the price of the Common Stock at the end of 2002 for the years 2000-2002. If the performance goals are met, the targeted awards will be made in the form of restricted stock to be granted in 2003, one third of which would vest in one year and the remainder in two years. The 2000 and 2001 goals were not met.

                                    *  *  *

     The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Company's Pension Plan (the "Pension Plan") and under the Supplemental Plan:

                               PENSION PLAN TABLE

                   ESTIMATED ANNUAL RETIREMENT BENEFIT BY YEARS OF SERVICE CLASSIFICATION(2)
    AVERAGE       ---------------------------------------------------------------------------
COMPENSATION(1)       10           15           20           25           30         35(3)
---------------   ----------   ----------   ----------   ----------   ----------   ----------
 $  200,000       $ 33,333     $ 50,000     $ 66,667     $ 83,333     $100,000     $100,000
    400,000         66,667      100,000      133,333      166,667      200,000      200,000
    800,000        133,333      200,000      266,667      333,333      400,000      400,000
  1,200,000        200,000      300,000      400,000      500,000      600,000      600,000
  1,600,000        266,666      400,000      533,333      666,667      800,000      800,000
  1,800,000        400,000      450,000      600,000      750,000      900,000      900,000

---------------
(1) Covered compensation under the Pension Plan and the Supplemental Plan includes total salaries and bonuses (as set forth in the Summary Compensation Table) for the five highest consecutive years during the ten years preceding retirement ("Average Compensation").

(2) Estimated retirement benefit amounts shown are prior to reduction by an Internal Revenue Service designated amount keyed to a participant's Social Security entitlement. Amounts shown are computed on the single straight-life annuity option. Early retirement, which is permitted up to 10 years prior to the normal retirement date, and other payment options will reduce the annual benefit amount shown. Payments from the Supplemental Plan, which is unfunded, are not subject to provisions of the Code that limit benefits under the Pension Plan. As set forth in the above table and subject to the foregoing, the retirement benefit after thirty years of credited service is generally 50% of Average Compensation.

(3) For purposes of determining annual benefits under the Pension Plan and the Supplemental Plan prior to 2000, credited years of service cannot exceed 30. Effective January 1, 2000, the Company amended the Pension Plan to provide for a lump sum benefit determined primarily on the basis of Average Compensation and actual years of service (including years of service in excess of 30 years). The lump-sum benefit is reduced if payment is made before age 55. Until 2007, employees will receive the higher of the benefits provided by such amendment and as described in the above table.

     The following table sets forth, as to the five named individuals, their years of credited service under the Pension Plan and the Supplemental Plan:

                                                              CREDITED YEARS
                                                                OF SERVICE
                                                              --------------
Alan G. Hassenfeld..........................................        33
Alfred J. Verrecchia........................................        36
Brian Goldner...............................................         2
Harold P. Gordon............................................         7
E. David Wilson.............................................        21

CHANGE OF CONTROL AND EMPLOYMENT AGREEMENTS

     The agreements summarized below (or the form thereof) have been filed with the Securities and Exchange Commission as exhibits to the Company's periodic filings and such summaries do not purport to be complete and are qualified in their entirety by reference to such agreements.

     Change of Control Agreements. Ten senior executives, including all of the above-named individuals, are parties to employment agreements, as amended (the "Change of Control Agreements") with the Company. The Change of Control Agreements come into effect only upon a "Change of Control," as defined therein, and continue for three years after such date (the "Employment Period"). If, during the Employment Period, an executive's employment with the Company is involuntarily terminated other than for "Cause," the executive is entitled to the executive's (a) average annual salary for the five years preceding the Change of Control (or such lesser number of actual years employed) plus (b) the greater of (x) the target bonus during the year of termination and
(y) the average annual bonus for the five years preceding the Change of Control (or such lesser number of actual years employed), in each case multiplied by three.

     The executive would also be entitled to an amount equal to the shortfall between the actuarial benefit payable to the executive under the Company's retirement plans as a result of the early termination and the amount the executive would have received if the executive had continued in the employ of the Company for the remainder of the Employment Period. In addition, the executive and the executive's family would be entitled to the continuation of medical, welfare, life insurance, disability and other benefits for at least the remainder of the Employment Period. If the executive is subject to the payment of excise tax under Section 4999 of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

     In addition, the Change of Control Agreements permit an executive to terminate the executive's employment for "Good Reason" at any time or for any reason during a 30-day period immediately following the first anniversary of the Change of Control and receive the above-described severance benefits. "Good Reason" includes diminution of the executive's responsibilities or compensation, relocation or purported termination otherwise than as expressly permitted by the Change of Control Agreements. Under certain circumstances, certain payments by the Company pursuant to the Change of Control Agreements may not be deductible for federal income tax purposes pursuant to Section 280G of the Code.

     A "Change of Control" is defined as the occurrence of certain events, including acquisition by a third party of 20% or more of the Company's outstanding voting securities, a change in the majority of the Board, consummation of a reorganization, merger, consolidation, substantial asset sale involving, or shareholder approval of a liquidation or dissolution of, the Company subject, in each case, to certain exceptions. "Cause" is defined (for purposes of the Agreements, as demonstrably willful or deliberate violations of the executive's responsibilities which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company, which are unremedied after notice, or conviction of the executive of a felony involving moral turpitude. The Change of Control Agreements were amended as of March 10, 2000 to provide that the executive's target bonus be taken into account in computing benefits, to change the definition of a "Change of Control" to be "consummation" of a reorganization, merger, consolidation or sale of substantially all of the assets of the Company rather than "shareholder approval" thereof and to make other conforming and clarifying changes in the Change of Control Agreements, the forms of which were originally approved in 1989.

     Employment Agreements. The Company and Mr. Goldner entered into an Amended and Restated Employment Agreement, effective as of October 31, 2001 (the "Agreement"), pursuant to which Mr. Goldner agreed to serve as President, U.S. Toys of the Company, and to fulfill such other duties and responsibilities as are assigned to him, for a term expiring on June 30, 2004 (the "Term"). Mr. Goldner's base salary was set at $525,000 per annum until March 19, 2002, at which time the base salary would be adjusted to $550,000 per annum. Mr. Goldner had previously been paid a sign-on bonus of $250,000. Mr. Goldner is also eligible to participate in the other benefit plans and programs available to senior executives and employees generally. The Agreement provided that if Mr. Goldner voluntarily left the employ of the Company, or was terminated by the Company for Cause (as defined in the Agreement), prior to March 18, 2002, he would repay to the Company $125,000 of the sign-on bonus.

     The Agreement provides that during its term Mr. Goldner will be eligible to receive a management incentive plan bonus based on a target of 50% of his base salary for the applicable year. Mr. Goldner received a management incentive plan bonus of $250,000 for 2000. The Agreement provides that if Mr. Goldner voluntarily terminates his employment with the Company between March 19, 2002 and March 18, 2003, he will repay to the Company one third of his 2000 management incentive plan bonus.

     The options and restricted stock set forth on the "Summary Compensation" and "Options Grants" tables were granted to Mr. Goldner pursuant to the previous employment agreement between him and Tiger Electronics, Ltd. ("Tiger"), now a division of the Company, and both his stock option and restricted stock agreements provide, pursuant to the Agreement, that if he is involuntarily terminated other than for Cause and not because of a Change in Control (as defined in the Agreement), all unvested options and restricted stock would vest and all repayment obligations by Mr. Goldner discussed above would terminate. The Agreement further provides that if Mr. Goldner is terminated by the Company without Cause and not because of a Change in Control, Mr. Goldner shall be entitled to the greater of (a) his base salary payable at the times that Mr. Goldner's salary would have been paid if he had remained in the employ of the Company for the remainder of the Term or (b) twenty-four months of base salary.

     Pursuant to the Agreement and his previous employment agreement with Tiger, Mr. Goldner received relocation assistance, a relocation bonus equal to 40% of his base salary, mortgage buy-down benefits, and a Change of Control Agreement in the form described above, and agreed to one-year post-employment non-compete and non-solicitation obligations. If Mr. Goldner voluntarily leaves the employ of the Company or is terminated for Cause prior to July 1, 2002, he must repay the relocation bonus.

     The Company and Mr. Gordon entered into an amended and restated employment agreement, effective October 15, 2001 (the "Agreement"), pursuant to which Mr. Gordon agreed to serve as Vice Chairman of the Company, and to fulfill such other duties and responsibilities as are reasonably assigned to him, for a term expiring on June 30, 2002 (the "Extended Term"). Mr. Gordon's base salary was set at $584,000 per year during the Extended Term. The Agreement provided that Mr. Gordon was eligible to receive a management incentive bonus for 2001 based on a target of 60% of Mr. Gordon's base salary, modified up or down based upon the 2001 financial performance rating for the Company approved by the Compensation and Stock Option Committee. The Agreement also provides that during the Extended Term Mr. Gordon will be eligible to participate in the other benefit plans and programs available to senior executives and employees generally.

     The Agreement provides that effective July 1, 2002 (or upon an earlier termination date, if applicable) Mr. Gordon will receive retirement benefits under the Company's Pension Plan and Supplemental Plan on the same basis as other senior executives of the Company. During his lifetime, Mr. Gordon will also receive a monthly annuity beginning upon the later of the date of his termination of employment with the Company or reaching age 65. The annual amount of the annuity is set at 3.33% of Mr. Gordon's Final Average Pay (as defined in the Agreement) multiplied by the number of full years Mr. Gordon has been employed by the Company upon the termination of his employment. The foregoing annuity amount will be reduced by the sum of benefits payable to Mr. Gordon under the Pension Plan, the Supplemental Plan and U.S. Social Security.

     Pursuant to the Agreement, the Company will maintain a key executive life insurance policy on Mr. Gordon in an amount sufficient to pay Mr. Gordon a life annuity benefit of $225,000 per year beginning upon the later of the termination of Mr. Gordon's employment or Mr. Gordon reaching age 65. If Mr. Gordon dies before the commencement of the life insurance annuity payments, his beneficiary would receive a lump sum death benefit of $1,500,000 and none of the other life insurance annuity payments would be payable. If he dies after the life insurance annuity payments begin but before the receipt of 240 months of payments, the balance of said 240 months of payments will be made to his beneficiary. If the underlying value of such insurance policy is insufficient to pay such annuity payments, the Company shall pay such amounts from its general assets.

     Provided Mr. Gordon is not terminated for Cause (as defined in the Agreement) prior to the end of the Extended Term, all of Mr. Gordon's previously unvested stock options are accelerated to July 1, 2002 and Mr. Gordon is granted an extended period following termination of his employment to exercise his stock options.

     Pursuant to the Agreement Mr. Gordon agreed to one-year post-employment non-compete and non-solicitation obligations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Stock Option Committee of the Board as of the 2001 fiscal year end were Carl Spielvogel (Chair), Alan R. Batkin, Norma
T. Pace and Eli J. Segal. Marie Josee Kravis also served on the Compensation and Stock Option Committee for part of 2001. None of the members of the Compensation and Stock Option Committee during 2001 had at any time been an officer or employee of the Company or of any of its subsidiaries. No executive officer of the Company served as a member of the compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company's Board or Compensation and Stock Option Committee during 2001.

                              SHAREHOLDER PROPOSAL
                                (PROPOSAL NO. 2)

INTRODUCTION

     The following proposal, WHICH IS OPPOSED BY THE BOARD, would require the affirmative vote of a majority of all shares present (in person or by proxy) and entitled to vote at the meeting to be approved. Accordingly, an abstention or a broker non-vote would be the equivalent of a vote against the shareholder proposal.

     The New York City Teachers' Retirement System, which represents that it is the beneficial owner of shares of Common Stock with a market value of at least $2,000 and has held such shares continuously for at least one year, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement. Upon a written or oral request made to the Secretary of the Company, the Company will provide the address of the New York City Teachers' Retirement System to any shareholder of the Company.

                            REPEAL CLASSIFIED BOARD

     Submitted on behalf of the New York City Teachers' Retirement System by Alan G. Hevesi, Comptroller of the City of New York.

     BE IT RESOLVED, that the stockholders of Hasbro request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

                              SUPPORTING STATEMENT

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

                                    *  *  *

                RESPONSE OF THE HASBRO, INC. BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO. 2 FOR THE FOLLOWING REASONS:

     Under the Company's Restated Articles of Incorporation, the Board is divided into three classes with directors elected to staggered three-year terms. The Board of Directors believes that a classified board offers important advantages to shareholders, is in the best interests of the Company and its shareholders and should not be changed.

     The Board believes that a classified board enhances continuity and stability in the Company's management and policies since a majority of the directors at any given time will have had prior experience and familiarity with the business of the Company. This continuity and stability, which allows directors to build on their past experience, develop the industry knowledge and perspective necessary for the development of sound strategic planning and plan for a reasonable period of time in the future, facilitates more effective long-term corporate strategies and allows the Board to provide informed oversight of the Company's policies. As such, the Board believes that a classified structure is integral to increasing the Company's value to shareholders. Moreover, such continuity helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and competitive environment.

     A classified board protects shareholders against potentially coercive takeover tactics, whereby a party attempts to acquire control of the Company on terms that do not offer the greatest value to all shareholders. Because a classified board prevents the immediate removal of directors, any person seeking to acquire control of the Company is encouraged to negotiate with the experienced directors and management of the Company. This helps ensure that the Board has sufficient time to develop and consider appropriate strategies and alternatives and thereby enhances its ability to negotiate the best result for all shareholders of the Company. The Board believes that a classified board enhances the ability to negotiate favorable terms with proponents of unfriendly or unsolicited proposals and does not preclude takeover offers.

     The Board is committed to corporate accountability and does not accept the proposition that a classified board insulates directors from responsibility. All directors are required to uphold their fiduciary duties to the Company and its shareholders and the same standards of performance apply to directors regardless of the length of their term of office. In addition, directors of the Company are compensated, in part, with stock options and are further required to defer a minimum of 20% of their outside directors' annual retainer into a Company phantom stock account. Stock-based compensation aligns the interests of directors with those of the Company and its shareholders by providing directors with an ownership stake in the Company and its performance.

     A classified board permits shareholders to annually change one-third of the directors and thereby substantially change the Board's composition and character. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three. The Board understands that it should be responsive to shareholders and has taken steps to assure corporate accountability through such measures as maintaining a majority of non-employee directors, and having only non-employee directors on the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee.

     Finally, shareholders should be aware that adoption of this shareholder proposal would not eliminate board classification and institute the annual election of directors, but would constitute merely a recommendation by the shareholders that the Board consider enacting such a change. Further action by the Board and shareholders would be required to amend the By-Laws and Restated Articles of Incorporation of the Company.

     For the reasons outlined above, the Board has concluded that a classified board remains in the best interests of the Company and its shareholders and thus is opposed to the shareholder proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO.
2.

                              SHAREHOLDER PROPOSAL
                                (PROPOSAL NO. 3)

INTRODUCTION

     The following proposal, WHICH IS OPPOSED BY THE BOARD, would require the affirmative vote of a majority of all shares present (in person or by proxy) and entitled to vote at the meeting to be approved. Accordingly, an abstention or a broker non-vote would be the equivalent of a vote against the shareholder proposal.

     A group of the Company's shareholders have submitted the following resolution and supporting statement for inclusion in this Proxy Statement. Upon a written or oral request made to the Secretary of the Company, the Company will provide the names, addresses and shareholdings of the proponents of this resolution to any shareholder of the Company.

                      HASBRO-GLOBAL HUMAN RIGHTS STANDARDS

WHEREAS, Hasbro currently has extensive overseas operations,

WHEREAS, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations,

WHEREAS, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and the loss of consumer confidence which can have a negative impact on shareholder value. The toy industry is especially vulnerable to negative publicity of this sort,

WHEREAS, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories. The toy industry is increasingly under scrutiny just as the apparel industry and footwear industry has been.

     - Dozens of companies have worked diligently to improve their vendors' compliance with their codes. For example, Mattel has created an Independent Monitoring Council, composed of outsiders with full access to vendors operations. This council publishes public reports that highlight problems as well as positive leadership demonstrated by vendors. This allows management to review the situation and take corrective action as needed.

     - Hasbro has had a Code in place since 1993, but does not report to investors or consumers on the effectiveness of its Code nor does Hasbro use independent outside monitors to review compliance.

WHEREAS, these standards incorporate the conventions of the United Nations' International Labor Organization (ILO) on workplace human rights which include the following principles:

     - All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

     - Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

     - There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)

     - Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

     - There shall be no use of child labor. (ILO Convention 138)

WHEREAS, we believe independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company's commitment to human rights is to be maintained. Thus we believe this shareholder request is appropriate to encourage Hasbro to move ahead more aggressively on this important issue.

RESOLVED that shareholders request that Hasbro commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards, with annual reporting to shareholders (excluding proprietary information).

                RESPONSE OF THE HASBRO, INC. BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

     The Board of Directors and Hasbro's management have carefully reviewed the proposal set forth above and believe that any changes to Hasbro's current Code of Conduct and compliance procedures would neither help Hasbro better fulfill its well-established and continuing commitment to humane global working conditions nor add value to the shareholders of the Company. Hasbro's existing policies and practices, which are comprehensive and progressive, already address the concerns expressed in the above proposal and ensure compliance with business ethics principles, as described in more detail below.

     In 1993, Hasbro established its Global Business Ethics Principles ("Code of Conduct") to ensure that products manufactured by Hasbro are not produced under inhumane or exploitative conditions. Participation in the Hasbro program is mandatory for all suppliers and vendors who do business with Hasbro. Among many important areas, the Code of Conduct governs:

     - child labor (no person younger than fifteen or younger than the age for completing compulsory education in the country of manufacture (where such age is higher than fifteen) may be employed to produce Hasbro products);

     - working hours and compensation (employers must comply with all applicable wage and hour laws or, if prevailing industry wage standards are higher, then employers must comply with or exceed these standards);

     - forced, prison, or indentured labor (any person employed to produce Hasbro products must be voluntarily employed, except that rehabilitative programs which provide for employment may be assessed by Hasbro on a case by case basis);

     - health and safety (employers must operate facilities in a healthy and safe manner, including, but not limited to, providing fire prevention, first aid, and hazardous waste disposal);

     - abuse and discrimination (employers must treat employees with dignity and respect and shall not subject employees to abuse, cruel or unusual disciplinary practice, or discrimination);

     - freedom of association (employees have the right to choose (or not) to affiliate with legally sanctioned organizations without unlawful interference); and

     - monitoring by Hasbro (Hasbro has the right to conduct periodic on-site inspections of working and living conditions, including unannounced visits, audit the production records and practices of the employers and require employers to promptly address compliance issues or face termination by Hasbro).

     As indicated above, Hasbro's Code of Conduct clearly sets forth the standards under which vendors may manufacture Hasbro products, with auditing and monitoring rights for Hasbro. To date, all factories located in the Far East which manufacture products for Hasbro have been audited by Hasbro inspectors and by independent firms hired by Hasbro. Hasbro engages two independent auditing firms to audit manufacturers' compliance with the Code of Conduct and local law. Since 1994, these independent monitors have conducted 624 supplier facility inspections for Hasbro, including 134 inspections in 2001. Over the years, Hasbro has successfully worked with its manufacturers to correct any unacceptable practices discovered during the course of these inspections. Although serious violations are rarely found, Hasbro has in fact terminated vendors for failure to comply. In addition, on a number of occasions Hasbro has met with shareholders to discuss its Code of Conduct and compliance procedures, including findings of third party audits engaged by Hasbro.

     In addition to corporate efforts, Hasbro has been a leader in the toy industry (nationally and internationally) on the issue of workplace standards and compliance. Hasbro is a member of the Toy Industry Association, Inc. ("TIA") and Juvenile Products Manufacturers Association ("JPMA") and sits on committees and forums worldwide to strengthen workplace standards and compliance. For example, Hasbro was at the forefront of developing industry-wide standards for fire prevention and emergency preparedness through the International Council of Toy Industries ("ICTI"). Hasbro was a principal drafter of the factory audit checklists for the ICTI Code of Business Practices. More recently, Hasbro has again taken a leadership role in current revisions to the ICTI factory audit checklists and guidance manual.

     To conclude, Hasbro is a leader in the area of global working conditions and is proud of its efforts both on behalf of the Company and the toy industry in general. Given Hasbro's strong commitment to the Global Business Ethics Principles, its extensive independent monitoring program, and its industry activism, the Board of Directors believes that the Company's current program is best suited to ensure compliance and leadership on this important issue. Furthermore, Hasbro believes that annual reporting to shareholders would be duplicative of existing compliance efforts as well as costly, with no added benefit to the shareholders or the Company.

     For the reasons outlined above, the Board has concluded that the Company's current Code of Conduct and compliance programs and procedures are in the best interests of the Company and its shareholders and thus is opposed to the shareholder proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO.
3.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, as of March 25, 2002 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding voting securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock:

                                                              AMOUNT AND NATURE
NAME AND ADDRESS OF                                             OF BENEFICIAL      PERCENT OF
BENEFICIAL OWNER                                                OWNERSHIP(1)         CLASS
-------------------                                           -----------------    ----------
Capital Group International, Inc. ..........................     20,698,610(2)        12.0
11100 Santa Monica Blvd
Los Angeles, CA 90025
Alan G. Hassenfeld..........................................     18,689,148(3)        10.7
1027 Newport Avenue
Pawtucket, RI 02862
George W. Lucas, Jr. .......................................     15,750,000(4)         8.3
c/o Lucasfilm Ltd.
5858 Lucas Valley Road
Nicasio, CA 94946
Ariel Capital Management, Inc. .............................     14,228,924(5)         8.2
200 E. Randolph Drive
Suite 2900
Chicago, IL 60601
FMR Corp. ..................................................     10,806,113(6)         6.2
82 Devonshire Street
Boston, MA 02109
T. Rowe Price Associates, Inc. .............................      9,787,813(7)         5.7
100 E. Pratt Street
Suite 2900
Baltimore, MD 21202

---------------
(1) Based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission.

(2) Capital Group International, Inc. as the parent of Capital Guardian Trust Company (which owns 10,059,060 shares or 5.8% of the outstanding shares) and certain investment management affiliates (collectively the "Capital Group") may be deemed to have sole dispositive power over 20,698,610 shares of Common Stock and sole voting power over 18,476,910 of such shares which are owned by accounts under discretionary investment management by one or more members of the Capital Group. Share ownership information is as at December 31, 2001 as reported in a Schedule 13G dated January 11, 2002. The Capital Group disclaims beneficial ownership of these shares.

(3) Includes 8,890,921 shares held as sole trustee for the benefit of his mother, 829,347 shares held as sole trustee of a trust for Mr. Hassenfeld's benefit and currently exercisable options or options exercisable within 60 days hereof to purchase 1,431,666 shares. Mr. Hassenfeld has sole voting and investment authority with respect to all shares except those described in the following sentence, as to which he shares voting and investment authority. Also includes 1,101,750 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and director, 485,570 shares held as one of the trustees of a charitable lead trust for the benefit of The Hassenfeld Foundation and 154,216 shares held as one of the trustees of a trust for the benefit of his mother and her grandchildren. Mr. Hassenfeld disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein.

(4) Represents exercisable warrants to purchase 6,300,000 shares owned by LucasFilm Ltd. ("Film") and exercisable warrants to purchase 9,450,000 shares owned by its wholly-owned subsidiary, Lucas Licensing Ltd. ("Licensing"). Mr. Lucas, as founder, controlling person and a director of Film and Licensing, may be deemed to beneficially own the shares of Common Stock which may be purchased upon exercise of these warrants. See "Certain Relationships and Related Transactions".

(5) Ariel Capital Management, Inc. an investment advisor, has sole dispositive authority over 14,213,749 shares and sole voting power over 12,514,534 shares as a result of acting as an investment advisor to various investment advisory clients. Share ownership information is as of December 31, 2001 as reported in a Schedule 13G dated December 31, 2001.

(6) FMR Corp. has sole dispositive power over 10,806,113 shares and sole voting power over 549,164 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 10,256,949 shares of the Company's Common Stock. Includes 1,092,269 shares which could be acquired if certain convertible senior debentures became convertible. Share ownership information is as of December 31, 2001 as reported in a
    Schedule 13G dated February 14, 2002.

(7) These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has sole dispositive power over 9,787,813 shares and sole voting power over 2,430,157 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Share ownership information is as of December 31, 2001 as reported in a Schedule 13G dated February 14, 2002.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 25, 2002, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each current director of the Company or nominee for election to the Board, each named executive officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

NAME OF DIRECTOR, NOMINEE                                       COMMON      PERCENT
OR EXECUTIVE OFFICER(1)                                         STOCK       OF CLASS
-------------------------                                     ----------    --------
Basil L. Anderson...........................................       1,000      *
Alan R. Batkin(2)...........................................      36,079      *
Frank J. Biondi, Jr.........................................          --      *
E. Gordon Gee(3)............................................       8,088      *
Brian Goldner(4)............................................     167,667      *
Harold P. Gordon(5).........................................     667,792      *
Alan G. Hassenfeld(6).......................................  18,689,148      10.7
Sylvia K. Hassenfeld(7).....................................   1,202,137      *
Claudine B. Malone(8).......................................      14,467      *
Norma T. Pace(9)............................................      26,013      *
E. John Rosenwald, Jr.(10)..................................     235,712      *
Eli J. Segal(11)............................................       2,716      *
Carl Spielvogel(12).........................................      56,164      *
Paula Stern.................................................          --      *
Preston Robert Tisch(13)....................................      17,792      *
Alfred J. Verrecchia(14)....................................   1,268,551      *
E. David Wilson(15).........................................     488,286      *
All Directors and Executive Officers as a Group (includes 21
  persons)(16)..............................................  22,591,239      12.7

---------------
  *  Less than one percent.

 (1) Information in this table is based upon information furnished by each director and executive officer.

 (2) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 23,142 shares deemed to be held in Mr. Batkin's stock unit account under the Deferred Plan.

 (3) Represents currently exercisable options and options exercisable within sixty days hereof granted under the Director Plan to purchase 6,750 shares as well as 1,338 shares deemed to be held in Mr. Gee's account under the Deferred Plan.

 (4) Represents currently exercisable options to purchase 106,667 shares and 61,000 shares of restricted stock granted to Mr. Goldner under the Company's employee stock option plans.

 (5) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's stock option plans to purchase an aggregate of 643,900 shares as well as 3,531 shares deemed to be held in Mr. Gordon's stock unit account under the Deferred Plan. Excludes fractional shares held in Mr. Gordon's account under the Company's Dividend Reinvestment and Cash Stock Purchase Program.

 (6) See note (3) to the immediately preceding table.

 (7) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares, 1,101,750 shares owned by The Hassenfeld Foundation, of which Mrs. Hassenfeld is an officer and director, and as to the shares of which she disclaims beneficial ownership, and 3,196 shares deemed to be held in Mrs. Hassenfeld's stock unit account under the Deferred Plan. Does not include the shares of Common Stock held in trust for Mrs. Hassenfeld's benefit referred to in note (3) to the immediately preceding table.

 (8) Includes 2,250 currently exercisable options granted under the Director Plan as well as 517 shares deemed to be held in Mrs. Malone's stock unit account under the Deferred Plan.

 (9) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 13,211 shares deemed to be held in Mrs. Pace's stock unit account under the Deferred Plan.

(10) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 21,962 shares deemed to be held in Mr. Rosenwald's stock unit account under the Deferred Plan. Does not include shares held by Bear, Stearns & Co. Inc. in an investment account. Mr. Rosenwald is Vice Chairman of Bear, Stearns & Co. Inc.

(11) Consists of 2,250 currently exercisable options granted under the Director Plan and 466 shares deemed to be held in Mr. Segal's stock unit account under the Deferred Plan.

(12) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 6,408 shares deemed to be held in Mr. Spielvogel's stock unit account under the Deferred Plan.

(13) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 3,167 shares deemed to be held in Mr. Tisch's stock unit account under the Deferred Plan.

(14) Includes currently exercisable options and options exercisable within sixty days hereof to purchase an aggregate of 1,005,583 shares as well as 40,000 deferred restricted stock units granted under the Company's employee stock option plans. Does not include 151,875 shares owned by Mr. Verrecchia's wife, as to which Mr. Verrecchia disclaims beneficial ownership.

(15) Includes currently exercisable options and options exercisable within sixty days hereof to purchase 453,207 shares as well as 10,000 deferred restricted stock units granted under the Company's employee stock option plans. Also includes 79 shares (excluding fractional shares) deemed to be held in Mr. Wilson's account under the Deferred Compensation Plan.

(16) Of these shares, all directors and executive officers as a group have sole voting and dispositive power with respect to 20,849,703 shares and have shared voting and/or investment power with respect to 1,741,536 shares. Includes 4,412,463 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days hereof, and 61,000 shares of restricted stock granted under the Company's stock option plans; 78,261 shares deemed to be held in stock unit accounts under the Deferred Plan and the Deferred Compensation Plan; and 84,000 shares deemed to be held in deferred restricted stock unit accounts under the Company's Employee Non-Qualified Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and certain written representations made by directors and executive officers that no other reports were required during the last fiscal year ended December 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors (the "Committee") is comprised solely of outside non-employee directors, each of whom is independent under the New York Stock Exchange's listing standards.

     The Committee operates under a written charter, which is attached to this Proxy Statement as Appendix A. Under the charter, the Committee's primary purpose is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the preparation of the Company's financial statements and the systems of internal accounting and financial controls. The independent auditors are responsible for performing an independent audit of the Company's financial statements and issuing an opinion that the financial statements conform with generally accepted accounting principles.

     In conducting its oversight function, the Committee discusses with the Company's internal and independent auditors, with and without management present, the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     The Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 30, 2001. The Committee has also reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee discussed with the independent auditors their independence from management and the Company has received from the auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Based on its review and discussions with management and the independent auditors referred to in the preceding paragraph, the Committee recommended to the Board and the Board has approved the inclusion of the audited financial statements for the fiscal year ended December 30, 2001 in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Committee has also recommended and the Board has approved the selection of KPMG LLP as the independent auditor for fiscal 2002.

     Alan R. Batkin, E. Gordon Gee, Claudine B. Malone (Chair) and Norma T. Pace, as the members of the Audit Committee as of the 2001 fiscal year end.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board, upon recommendation of the Audit Committee of the Board, has selected KPMG LLP, independent certified public accountants ("KPMG"), to audit the consolidated financial statements of the Company for the fiscal year ending December 29, 2002. A representative of KPMG is expected to be present at the annual meeting, will have the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. Set forth below is certain information concerning aggregate fees billed for professional services rendered by KPMG during 2001.

Audit Fees..................................................    $2,771,000
Financial Information Systems Design and Implementation
  Fees......................................................    $      -0-
All Other Fees..............................................    $3,435,000

     The Audit Committee has considered whether the provision of non-audit services by KPMG is compatible with maintaining KPMG's independence.

                                 OTHER BUSINESS

     Management knows of no other matters that may be presented to the annual meeting. However, if any other matter properly comes before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company's 2003 annual meeting must be received by the Company at its executive offices no later than December 5, 2002. The address of the Company's executive offices is 1027 Newport Avenue, Pawtucket, Rhode Island 02862.

     In accordance with the By-Laws of the Company, which the Company believes are consistent with the Articles of Incorporation, any new business proposed by any shareholder to be taken up at the 2003 annual meeting must be stated in writing and filed with the Secretary of the Company by December 16, 2002. Except for proposals made pursuant to the preceding paragraph, the Company will retain discretion to vote proxies with respect to proposals received prior to December 16, 2002, provided (i) the Company includes in its 2003 annual meeting proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

          IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

     In accordance with a notice sent to certain street name shareholders of our Common Stock who share a single address, only one copy of this proxy statement and our Annual Report on Form 10-K for the year ended December 30, 2001 is being sent to that address unless we received contrary instructions from any shareholder at that address. This practice, known as "householding", is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this proxy statement or our Annual Report on Form 10-K for the year ended December 30, 2001, he or she may contact Karen Warren, Investor Relations, Hasbro, Inc., 1027 Newport Avenue, Pawtucket, Rhode Island 02862, phone (401) 431-8697, and we will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact Investor Relations using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual report and proxy statement, you may request householding in the future by contacting Investor Relations at the address set forth above.

                              COST OF SOLICITATION

     The cost of soliciting proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith. The Company has also retained Morrow & Co., Inc. to aid in the solicitation of proxies at an estimated cost of $4,000 plus reimbursement of reasonable out-of-pocket expenses. In addition to use of mail, proxies may be solicited by officers and employees of the Company or of Morrow & Co., Inc. in person or by telephone.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to vote by Internet, by telephone or by marking, signing and dating the enclosed proxy and returning it in the pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          Barry Nagler
                                          Secretary

Dated: April 4, 2002
Pawtucket, Rhode Island

                                                                      APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE
                                       OF
                             THE BOARD OF DIRECTORS
                                       OF
                                  HASBRO, INC.

PURPOSE

     The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of Hasbro, Inc. (the "Company") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, the financial reports provided by the Company, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

     The Committee shall review and reassess the adequacy of this Charter on an annual basis.

STRUCTURE, PROCESSES AND MEMBERSHIP

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

     Accordingly, all of the members will be directors:

          1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

          2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

     Committee members shall be appointed by the Board, which shall designate the Audit Committee Chair, who shall preside over meetings of the Committee. The Committee shall hold at least three scheduled meetings during each year. A majority of the members of the Committee shall constitute a quorum for doing business. All actions of the Committee shall be taken by a majority vote of the members of the Committee present at the meeting, provided a quorum is present.

KEY RESPONSIBILITIES

     The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company's management, as well as the outside auditors, have more time, knowledge and more detailed information with respect to the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurances as to the Company's financial statements or any professional certification as to the outside auditor's work.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

     - The full Board, as assisted by the Committee, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

     - The full Board, as assisted by management, the outside auditors and the Committee, shall have the ultimate authority and responsibility to include the audited financial statements in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K).

     - The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61, and shall be responsible for recommending to the full Board the inclusion of the Company's audited financial statements in the Form 10-K.

     - As a whole, or through the Committee chair, the Committee shall review with management and the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61, within the time periods set forth in SAS No. 71.

     - The Committee shall discuss with management and the outside and internal auditors the quality and adequacy of the Company's internal controls.

     - The Committee shall:

          - request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

          - actively engage in a dialogue with the outside auditors with respect to any such disclosed relationships or services and their impact on the outside auditor's objectivity and independence; and

          - recommend that the Board take appropriate action in response to the outside auditors' report to satisfy itself of the auditors' independence.

          - review the arrangements for and scope of the outside audit and the fees proposed for such audit.

          - review the appointment, performance, replacement, reassignment, or dismissal of the Vice President -- Internal Audit.

          - ask management, the Vice President -- Internal Audit and the outside auditors about significant risks or exposures and assess steps to minimize such risks to the Company.

          - review with the Vice President -- Internal Audit and management, the Internal Audit plan, scope, staffing and result of work performed, as well as coordination of efforts with the outside auditors.

          - consider and review with management, the outside auditors and the Vice President -- Internal Audit any management letter provided by the outside auditors together with management responses thereto and the implementation thereof.

          - review management's plan for assuring compliance with the Company's Code of Conduct and other Company programs designed to promote regulatory compliance and ethical business conduct.

          - consider and approve, if appropriate, major changes to the Company's auditing and accounting policies, principles and practices as suggested by the outside auditors, management, or Internal Audit.

          - review with management and the outside auditors their qualitative judgments about the appropriateness, and not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company.

          - meet with the Vice President -- Internal Audit and the outside auditors, in separate executive sessions.

          - report Committee actions to the Board on a regular basis with such recommendations as the Committee may deem appropriate.

          - seek to ensure open communication among internal auditors, outside auditors, management and the Board.

          - prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

                                                                      0537-PS-02

                                                                      APPENDIX B
                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                              PAWTUCKET, RI 02862



DEAR FELLOW SHAREOWNER:

     YOU ARE CORDIALLY INVITED TO ATTEND THE 2002 ANNUAL MEETING OF SHAREHOLDERS OF HASBRO, INC. TO BE HELD AT 10:00 A.M. ON WEDNESDAY, MAY 15, 2002, AT 1027 NEWPORT AVENUE, PAWTUCKET, RHODE ISLAND. THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT CONTAIN DETAILED INFORMATION AS TO THE FORMAL BUSINESS TO BE TRANSACTED AT THE MEETING.

Your Vote Matters. WHETHER OR NOT YOU PLAN TO ATTEND THE 2002 ANNUAL MEETING,
IT IS IMPORTANT THAT YOUR SHARES BE VOTED. PLEASE FOLLOW THE INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY CARD. YOU MAY, OF COURSE, ATTEND THE 2002 ANNUAL MEETING AND VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY VOTED. I AM LOOKING FORWARD TO SEEING YOU THERE.

                            SINCERELY,

                            ALAN G. HASSENFELD
                            CHAIRMAN OF THE BOARD
                            AND CHIEF EXECUTIVE OFFICER




                            YOUR VOTE IS IMPORTANT



                                  DETACH HERE



                                     PROXY

                                  HASBRO, INC.

                 ANNUAL MEETING OF SHAREHOLDERS - MAY 15, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the "Company") and hereby appoints ALAN G. HASSENFELD and ALFRED J. VERRECCHIA and each of them, with full power of substitution to each of them, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 15, 2002 at 10:00 a.m. at 1027 Newport Avenue, Pawtucket, Rhode Island, and at any adjournment thereof.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "AGAINST" PROPOSAL 2, "AGAINST" PROPOSAL 3 AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.


          PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND PROMPTLY MAIL
                            IN THE ENCLOSED ENVELOPE

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE             CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE
-----------                                                          -----------

HASBRO, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

-------------------
VOTE BY TELEPHONE
-------------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

----------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:

 1. READ THE ACCOMPANYING PROXY STATEMENT AND
    PROXY CARD.

 2. CALL THE TOLL-FREE NUMBER
    1-877-PRX-VOTE (1-877-779-8683).

 3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON
    YOUR PROXY CARD ABOVE YOUR NAME.

 4. FOLLOW THE RECORDED INSTRUCTIONS.
----------------------------------------------------

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!



-------------------
VOTE BY INTERNET
-------------------

It's fast, convenient, and your vote is immediately confirmed and posted.

----------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:

 1. READ THE ACCOMPANYING PROXY STATEMENT AND
    PROXY CARD.

 2. GO TO THE WEBSITE
    http://www.eproxyvote.com/has

 3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON
    YOUR PROXY CARD ABOVE YOUR NAME.

 4. FOLLOW THE INSTRUCTIONS PROVIDED.
----------------------------------------------------

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/has anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR
INTERNET


                                  DETACH HERE


    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "AGAINST" PROPOSAL 2 AND "AGAINST" PROPOSAL 3.

1. ELECTION OF DIRECTORS
   For Terms Expiring 2005: (01) Basil L. Anderson, (02) E. Gordon Gee,
   (03) E. John Rosenwald, Jr. and (04) Eli J. Segal.

            FOR                 WITHHELD
            ALL    [ ]      [ ] FROM ALL
          NOMINEES              NOMINEES

          [ ] __________________________________________
                For all nominees except as noted above

                                                     FOR      AGAINST    ABSTAIN
2. Shareholder Proposal                              [ ]        [ ]        [ ]
   Repeal Classified Board.

3. Shareholder Proposal
   Hasbro - Global Human Rights Standards.           [ ]        [ ]        [ ]

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        [ ]

The shares of Common Stock represented by any units you may hold in the Hasbro Stock Fund under the Retirement Savings Plan are designated above as "401". If no box in Proposal 1, 2 or 3 above is marked, the "401" shares will not be voted with respect to that Proposal.

Sign exactly as your name(s) appear(s) hereon. When signing in a representative capacity, please give full title as such. If more than one name is shown, including the case of joint tenants, each person should sign.


Signature:_______________ Date:________ Signature:_______________ Date:________